UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 31, 2026
Date of report (Date of earliest event reported)

GREENLIGHT CAPITAL RE, LTD.
(Exact name of registrant as specified in charter)

Cayman Islands	001-33493	N/A
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)
65 Market Street
Suite 1207, Jasmine Court
P.O. Box 31110
Camana Bay
Grand Cayman
Cayman Islands		KY1-1205
(Address of principal executive offices)		(Zip code)
(205) 291-3440
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	GLRE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On April 1, 2026 (the “Closing Date”), (i) Greenlight Reinsurance Ireland, Designated Activity Company (“GRIL”), a direct subsidiary of Greenlight Capital Re, Ltd. (the “Company”), entered into a Master Letter of Credit Agreement (the “GRIL LC Agreement”) with CIBC Bank USA (“CIBC”), which provides for a committed letter of credit facility (the “GRIL LC Facility”) and (ii) Greenlight Reinsurance, Ltd. (“Greenlight Re”, and together with GRIL, the “LC Applicants”, and each, an “LC Applicant”), a direct subsidiary of the Company, entered into an Amended and Restated Master Letter of Credit Agreement with CIBC (the “Greenlight Re LC Agreement”), which provides for a committed letter of credit facility (the “Greenlight Re LC Facility”, and together with the GRIL LC Facility, the “LC Facilities” and each, an “LC Facility”).

The Greenlight Re LC Agreement amended and restated the Master Letter of Credit Agreement dated December 22, 2023 between Greenlight Re and CIBC. In connection with such amendment and restatement, the Credit Agreement dated December 22, 2023 between Greenlight Re and CIBC was terminated. Letters of credit issued for the benefit of GRIL under the existing Greenlight Re LC Facility prior to the Closing Date were rolled over into the GRIL LC Facility. Letters of credit issued for the benefit of GRIL following the Closing Date may be issued under either LC Facility.

The aggregate commitment under the LC Facilities is $300.0 million, which will initially be allocated as follows: $50.0 million under the GRIL LC Facility and $250.0 million under the Greenlight Re LC Facility. Such commitment allocation may be changed from time to time by written agreement of the parties. Each LC Facility matures on December 22, 2027, subject to automatic annual extensions unless prior written notice is delivered by either party to such LC Facility.
The obligations of each LC Applicant under its respective LC Facility are secured by a first-priority lien on a cash collateral account held by such LC Applicant with CIBC, with a minimum cash balance equal to the face amount of the letters of credit issued and outstanding under such LC Facility. Each LC Agreement contains customary conditions, representations and warranties, and events of default.
The foregoing description of the LC Agreements and the transactions contemplated thereby does not purport to be complete and is qualified, in its entirety, by reference to the full text of the LC Agreements, copies of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the terms and conditions of the LC Agreements is incorporated into this Item 2.03 insofar as it relates to the creation of a direct financial obligation.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on February 2, 2026, David Sigmon provided the Company with notice of his intent to resign from his position as the General Counsel, Chief Compliance Officer and Corporate Secretary of the Company.

On March 31, 2026, Mr. Sigmon notified the Company of his decision to rescind his resignation and remain based out of the Company’s headquarters in Grand Cayman. As a result, Mr. Sigmon will continue to serve as the Company’s General Counsel, Chief Compliance Officer and Corporate Secretary under the previously existing employment agreement by and between Mr. Sigmon and the Company, that was described in the Company’s Definitive Proxy Statement for its Annual General Meeting of Shareholders filed with the Securities and Exchange Commission on April 17, 2025 (the “Proxy Statement”). The information with respect to Mr. Sigmon as required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K is set forth in the Proxy Statement and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLIGHT CAPITAL RE, LTD.
(Registrant)

By:	/s/ Faramarz Romer
Name:	Faramarz Romer
Title:	Chief Financial Officer
Date:	April 6, 2026